Exhibit 4.276

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION
TECHNOLOGY AND MASS MEDIA

LICENSE

No. 148586 dated December 27, 2016

For Rendering

Communication Channel Provision Services

This license is granted to

Open Joint Stock Company Cellular

Communication of Bashkortostan

Primary State Registration Number of a Legal Entity (Individual Entrepreneur) (OGRN, OGRNIP)

1020202562160

Taxpayer Identification Number (INN)

0274042330

Location address (place of residence):

450106, 2 Rabkorov Str., Ufa, Republic of Bashkortostan

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until December 27, 2021

This license is granted by decision of the licensing body - Order dated October 14, 2016 No. 520-рчс

Appendix being an integral part of this license is executed on 2 sheets.

Deputy Head	(signature) O.A. Ivanov

Seal: Ministry of Communications and Mass Media of the Russian Federation

Federal Service For Supervision In The Sphere Of Communications, Information Technology And Mass Media
OGRN 1087746736296

CN 085614

Appendix to the license No. 148586**

License Requirements

1.            Open Joint Stock Company Cellular Communication of Bashkortostan (licensee) shall observe the term of this license.

Abbreviated name:

SSB OJSC

OGRN 1020202562160	INN 0274042330

Location address:

450106, 2 Rabkorov Str., Ufa, Republic of Bashkortostan

2.            The licensee shall commence provision of telecommunications services under this license on or before December 27, 2016.

3.            The licensee shall render telecommunications services related to provision of communication channels located within the territory of the Russian Federation under this license only within the territory of the Republic of Bashkortostan.

4.            Under this license the licensee shall provide a user with the possibility of transmission of telecommunication messages via communication channels generated by the licensee’s telecommunications network transmission lines*.

5.            When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

6.            The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

1

7.            The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to telecommunications services associated with provision of communication channels and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 91334 dated December 27, 2011.

2

Total numbered, bound and sealed
3 (three) sheet (sheets)

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications
(signature) I. Yu. Zavidnaya

October 26, 2016

Seal: Ministry of Communications and Mass Media of the Russian Federation

Federal Service For Supervision In The Sphere Of Communications, Information Technology And Mass Media
OGRN 1087746736296

169090